Exhibit 99

RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet	Tim Grace
Vice President & CFO	Analyst Inquiries	Media Inquiries
(605) 336-2750	(312) 640-6672	(312) 640-6667
FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 17, 2006
RAVEN INDUSTRIES ANNOUNCES SECOND QUARTER RESULTS;
Engineered Films Division Continued to Drive Growth
SIOUX FALLS, SD—August 17, 2006—Raven Industries, Inc. (RAVN: NasdaqNGS) today reported record sales and earnings for its second quarter ended July 31, 2006. Net sales rose 11 percent to $50.4 million from $45.3 million in the second quarter 2005. Net income for the quarter increased seven percent to $5.1 million, or $0.28 per share, from $4.8 million, or $0.26 per share in the prior year period. The Engineered Films Division continued to produce strong growth and led the company’s progress during the quarter. Raven continues to invest in growth opportunities in its Flow Controls Division despite the continued weak agricultural market.
For the first six months of the fiscal year, Raven reported total sales of $108.8 million, an increase of 13 percent from the $96.0 million a year earlier. Net income for this period rose six percent to $12.6 million, or $0.69 cents per share, from $11.9 million, or $0.65 cents per share.
Ronald Moquist, chief executive officer, noted, “Our second-quarter profit growth rate improved modestly over first quarter levels, led by continued strength in our Engineered Films Division. Despite our increased spending on new products and international expansion, as well as the ongoing adverse agricultural market, we continue to generate solid cash flows from operations and are confident that Raven will see accelerated earnings growth in the second half of the year.”
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

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Segment Performance
Engineered Films Division (EFD) deliveries increased 29 percent to $22.5 million for the second quarter, compared with $17.4 million in the same quarter a year ago. Operating income rose 52 percent to $6.4 million over the prior year period. For the six months, sales were $45.1 million, up 35 percent over last year, and operating income increased 48 percent, reaching $12.3 million. The sales increase was driven by strong oil field and construction demand. Although disaster film shipments were insignificant in the quarter, the company recently received an order in excess of $5 million for third-quarter delivery.
Moquist noted, “We were able to pass along higher material costs compared with a year ago. Strong capacity utilization and use of lower-cost resin inventory in a volatile pricing environment also contributed to solid gross profit margins. We continue to invest capital into this division and expect to start providing additional extrusion capacity in the first quarter of the next fiscal year.”
Flow Controls Division (FCD) sales for its seasonally-low second quarter fell two percent, from $8.6 million in the prior year period, to $8.4 million. The North American agricultural market continues to be weak and FCD is countering this by building its distribution and marketing network internationally and developing a pipeline of new products. Operating income declined 45 percent to $790,000 from year-ago levels. Six-month sales of $24.8 million were relatively flat compared to the year-earlier period and operating income of $5.9 million was off 19 percent from the first six months of the prior year. Operating results were impacted by expenses incurred to upgrade products in the field and the company’s level of investment in product development, sales and marketing.
Moquist added, “The market landscape is difficult, but commodity prices are strengthening, and the agricultural market could rebound in the second half of the year. An improving market coupled with the new products we plan to introduce over the course of the next year will help to drive continued future growth in this division.”
Electronic Systems Division (ESD) sales for the second quarter increased eight percent to $16.5 million while operating income was essentially unchanged from the prior-year period at $2.9 million. For the six months, sales of $31.6 million were up 11 percent and operating income of $4.9 million was down two percent from one year earlier. This division continues to leverage improved production efficiencies and show quality profit margins.
“Last year’s second quarter business benefited from a favorable product mix, which produced an above-average margin for the quarter. Our focus on high-mix, low-volume types of projects continued to deliver some of the strongest margins in our industry,” Moquist reported. “We are still expecting an up-tick in sales and thus profit for the second half of the year, which will be driven by an increase in demand in certain sectors we serve,” he added.
Aerostar sales for the second quarter declined 26 percent to $2.9 million from the same period a year ago, and generated an operating loss of $306,000 compared to a $420,000 operating profit one year earlier. For the six months, sales of $7.3 million were down 20 percent and this
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division reported an operating loss of $78,000 compared to an operating profit of $1.4 million in the six months ended July 2005. In the year-ago period, the company was still shipping cargo parachutes under a large military contract, which was completed in October 2005.
During the first quarter this year, Aerostar received a personnel parachute order, which with add-ons now totals $6.6 million. Shipments under the contract are expected to begin in the fourth quarter and most of the product under these initial orders is to be delivered over the following twelve months.
“We are committed to Aerostar’s future profitability. As a result, we have decided to exit the hot air balloon market, which had a negative affect on earnings. We will continue to offer our higher-margin inflatables, such as those produced for high-altitude aerostats, targeting applications for long-distance communications, data relay and reconnaissance,” Moquist emphasized.
Balance Sheet and Cash Flows
The company’s cash and investment balances were $11.3 million at July 31, 2006, versus $9.7 million one year earlier. Operating cash flows for the first half totaled $14.7 million compared with $10.5 million for the prior year period. Favorable working capital utilization accounted for most of the improvement. Cash used for capital expenditures increased by $5.3 million over the prior year due primarily to capacity expansion in Engineered Films. Cash returned to shareholders increased by 56 percent, from $3.2 million to $5.0 million, as a result of higher dividends and share repurchases.
Outlook
Moquist summarized, “An outstanding first-half performance from our Engineered Films Division has been substantially offset by a lack of orders in both Flow Controls and Aerostar. We expect lower growth rates in our film business in the second half of the year will be countered by higher shipment levels from our other operations. As Aerostar ramps up deliveries on its parachute and other contracts, it should add to profit for the rest of the year. We believe that Flow Controls sales will begin to rebound and that Electronic Systems has the capacity to maintain stronger delivery levels with solid margins. We expect to generate double digit profit growth for the current fiscal year and believe our investments in Engineered Films and Flow Controls will drive incremental future growth.”
About Raven Industries, Inc.
Celebrating its 50th anniversary, Raven is an industrial manufacturer that provides electronics manufacturing services, reinforced plastic sheeting and flow control devices to various markets.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Time to discuss its second quarter fiscal 2007 performance and related trends in its business. To access this call, log on to www.ravenind.com or www.vcall.com 15 minutes before the call to download the necessary software. A replay will be available through this website for 90 days.
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FORWARD-LOOKING STATEMENTS
Certain statements contained in this report are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates, “believes,” “expects,” “intends,” “may,” “plans” and similar expressions are intended to identify forward-looking statements. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there is no assurance that such assumptions are correct or that these expectations will be achieved. Such assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect certain of the Company’s primary markets, such as agriculture and construction, or changes in competition, raw material availability, technology or relationships with the Company’s largest customers, any of which could adversely impact any of the Company’s product lines, as well as other risks described in the Company’s 10-K under Item 1A. The foregoing list is not exhaustive and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.
For more information on Raven Industries, please visit the company’s website at
www.ravenind.com.
FINANCIAL TABLES FOLLOW...
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended July 31			Six Months Ended July 31
			Fav (Unfav)			Fav (Unfav)
	2006	2005	Change	2006	2005	Change

Net sales	$50,381	$45,304	11%	$108,846	$96,008	13%
Cost of goods sold	38,198	34,422		80,772	69,965

Gross profit	12,183	10,882	12%	28,074	26,043	8%

Selling, general and administrative expenses	4,311	3,583		8,725	7,608

Operating income	7,872	7,299	8%	19,349	18,435	5%

Other income, net	(65)	(92)		(203)	(54)

Income before income taxes	7,937	7,391	7%	19,552	18,489	6%

Income taxes	2,810	2,617		6,923	6,558

Net income	$5,127	$4,774	7%	$12,629	$11,931	6%

Net income per common share:
-basic	$0.28	$0.26	8%	$0.70	$0.66	6%
-diluted	$0.28	$0.26	8%	$0.69	$0.65	6%

Weighted average common shares outstanding:
-basic	18,089	18,059		18,107	18,046
-diluted	18,285	18,315		18,324	18,306
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended July 31			Six Months Ended July 31
			Fav (Unfav)			Fav (Unfav)
	2006	2005	Change	2006	2005	Change

Net Sales:
Engineered Films	$22,530	$17,445	29%	$45,109	$33,537	35%
Flow Controls	8,419	8,626	(2)%	24,764	24,715	0%
Electronic Systems	16,519	15,300	8%	31,635	28,621	11%
Aerostar	2,913	3,933	(26)%	7,338	9,135	(20)%

Total Company	$50,381	$45,304	11%	$108,846	$96,008	13%

Operating Income (Loss):
Engineered Films	$6,376	$4,184	52%	$12,277	$8,303	48%
Flow Controls	790	1,434	(45)%	5,936	7,303	(19)%
Electronic Systems	2,912	2,903	0%	4,908	4,993	(2)%
Aerostar	(306)	420		(78)	1,357

Total Segment Income	9,772	8,941		23,043	21,956
Corporate Expenses	(1,900)	(1,642)	(16)%	(3,694)	(3,521)	(5)%

Total Company	$7,872	$7,299	8%	$19,349	$18,435	5%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	July 31	January 31	July 31
	2006	2006	2005

ASSETS
Cash, cash equivalents and short-term investments	$11,330	$11,409	$9,678
Accounts receivable, net	24,390	29,290	22,152
Inventories	29,915	27,819	25,073
Prepaid expenses and other current assets	3,386	2,827	3,533

Total current assets	69,021	71,345	60,436

Property, plant and equipment, net	32,936	25,602	22,444
Other assets, net	9,324	9,210	9,695

	$111,281	$106,157	$92,575

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$7,435	8,179	$6,265
Accrued and other liabilities	9,255	11,871	9,845

Total current liabilities	16,690	20,050	16,110

Other liabilities	1,934	1,718	1,402
Shareholders’ equity	92,657	84,389	75,063

	$111,281	$106,157	$92,575

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Six Months Ended July 31
	2006	2005

Cash flows from operating activities
Net income	$12,629	$11,931
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,709	2,412
Deferred income taxes	(166)	(264)
Other operating activities, net	(467)	(3,611)

Net cash provided by operating activities	14,705	10,468

Cash flows from investing activities
Capital expenditures	(9,888)	(4,548)
Acquisition of businesses	—	(2,748)
Other investing activities, net	(196)	504

Net cash used in investing activities	(10,084)	(6,792)

Cash flows from financing activities
Dividends paid	(3,258)	(2,527)
Purchase of treasury stock	(1,746)	(689)
Long-term debt principal payments	(4)	(40)
Other financing activities, net	306	157

Net cash used in financing activities	(4,702)	(3,099)

Effect of exchange rate changes on cash	2	(18)

Net increase (decrease) in cash and cash equivalents	(79)	559
Cash and cash equivalents at beginning of period	9,409	6,619

Cash and cash equivalents at end of period	9,330	7,178
Short-term investments	2,000	2,500

Cash, cash equivalents and short-term investments	$11,330	$9,678

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